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                                                              EXHIBIT (a)(1)(xv)

To: Next Level Option Exchange Participant
From: Next Level Human Resources Department
Re:  Rights Letter
Date: August __, 2001

        Thank you for your submission of the Amended Form of Election Concerning Exchange of Stock Options. We confirm with this letter that we accepted and cancelled your options elected for exchange on August 8, 2001. Subject to your continued employment and other terms of the Offer to Exchange dated July 11, 2001 and the Supplement to the Offer to Exchange dated July 27, 2001, you now have the right to receive a new option grant entitling you to purchase ___ shares of our common stock with an exercise price equal to the last reported sale price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal. We will issue this new option grant to you as promptly as practicable on or after February 11, 2002.

        If you have any questions about the option exchange program, please direct them to optionquestions@nlc.com. Thank you.